EXHIBIT 99.1

CHARYS HOLDING’S COTTON COMPANIES ANNOUNCES NEW CONTRACTS

ATLANTA (March 5, 2007) - Charys Holding Company, Inc (“Charys”) (OTCBB: CHYS) announced today that its recently acquired subsidiaries Cotton Companies (collectively, “Cotton”), a disaster recovery group of companies specializing in fire and water restoration services, has secured and deployed resources on new restoration projects, for clean up of industrial and health care facilities damaged by recent storm activity in and around Dumas, Arkansas.

On Monday, February 26, 2007, Cotton dispatched crews from Dallas and Atlanta that arrived in Dumas and began work the following day.  The initial stages of the first two projects are expected to aggregate approximately $500,000 in revenue.

Pete Bell, President of Cotton, commented:  “These new contracts solidify our reputation as an industry leader, providing fast response to the needs of our customers in storm-prone regions of the country.  We were able to mobilize our crews quickly and begin focusing on the task at hand.”

Bell added:  “Based on our ability to respond and provide quality services, we are hoping to secure reconstruction projects in addition to this remediation work.  However, we remain aware that quick response to natural disasters can also help the victims and communities that are affected by such events.”

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon Charys’ current expectations and speak only as of the date hereof.  Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions.  Charys’ Annual Report on Form 10-KSB, recent and forthcoming Quarterly Reports on Form 10-QSB, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect Charys’ business, results of operations and financial condition.  Management undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

About Cotton Companies

Cotton is a disaster recovery group of companies specializing in fire and water restoration services ranging from initial project assessment and planning, through catastrophe management reconstruction, restoration and environmental remediation.  For more information, visit www.cottoncompanies.com

About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys is a publicly traded company focusing on two primary business lines; (i) remediation and reconstruction, and (ii) wireless communications and data infrastructure.

Contact:
Charys Holding Company, Inc.
Main Phone: 678-443-2300
Fax: 678-443-2320
irdept@charys.com
or
Corporate Evolutions, Inc.
Investor Relations:
Fred Lande, 516-482-6565
Fax: 516-482-6099
info@corporateevolutions.com